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                  SECURITY BENEFIT LIFE INSURANCE COMPANY (SBL)

                                 TOPEKA, KANSAS

                 ACCELERATED BENEFIT FOR TERMINAL ILLNESS RIDER

             THIS RIDER IS ATTACHED TO AND MADE PART OF YOUR POLICY

         ISSUE DATE _________________      POLICY NUMBER _______________

AN ACCELERATED BENEFIT RECEIVED UNDER THIS RIDER MAY BE TAXABLE FOR INFORMATION RELATING TO THE FEDERAL INCOME TAX ASPECTS OF PURCHASING A POLICY, SEE "FEDERAL INCOME TAX CONSIDERATIONS' IN THE PROSPECTUS.

ANY BENEFIT RECEIVED UNDER THIS RIDER MAY IMPACT YOUR ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS.

This Rider is not meant to cause access to proceeds to be payable to the beneficiary. Therefore, this benefit is not available:

a) if either the Owner or Insured is required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

b) if either the Owner or Insured is required by a government agency to use this benefit in order to apply for, obtain or otherwise keep a government benefit or entitlement.

ACCELERATED BENEFIT

The Owner may elect to receive, while the Insured is living, a portion of the Policy's proceeds. SBL will pay an Accelerated Benefit if an Insured has been diagnosed with a terminal illness for which there is no cure and is expected to live 12 months or less.

DEFINITIONS

Accelerated Benefit Payment is the dollar amount of benefit the Owner will receive under this Rider. This benefit is the Requested Amount less: (a) the Actuarial Discount; (b) any fee to administer; and (c) any loan repayment.

Percent of Benefit is the percent that the Requested Amount bears to the Specified Amount of the Policy as of the date SBL approves the Owner's request for the Accelerated Benefit.

Requested Amount is the amount of the Policy proceeds the Owner requests.

The Requested Amount cannot exceed the least of: a) 50 percent of the Specified Amount of the Policy less any Policy Debt; b) $250,000; or c) $500,000 for all policies on the life of the Insured in force with SBL.

The Actuarial Discount will apply to the Requested Amount. This discount reflects the early payment of the Requested Amount of the Policy. This discount will be based on an annual interest rate declared by us and which is in effect as of the date we approve your written request.

PAYMENT

The minimum Accelerated Benefit Payment amount is $25,000. This Benefit will be paid either in a lump sum or any other payment plan available at the time of payment. SBL WILL PAY THE ACCELERATED BENEFIT AMOUNT ONLY ONCE PER INSURED. If a settlement option is selected and the Insured dies before all payments are made, the remaining amount will be paid to the beneficiary.

IMPACT ON POLICY

After an Accelerated Benefit Payment is made, the Policy and all riders will remain in force subject to the following changes. The Policy's Specified Amount, Accumulated Value, if any, and Policy Debt will be reduced by the Percent of Benefit.

Any change in Accumulated Value will be allocated to the Fixed Account and Variable Accounts on a pro rata basis. Cost of Insurance charges will be adjusted to reflect the reduced death benefit.

If there is any Policy Debt on the Policy as of the date SBL approves the Owner's written request for the Rider Benefit, SBL will reduce the Requested Amount in order to repay a portion of the Policy Debt equal to the Percent of Benefit times the Policy Debt.

After the payment of the Accelerated Benefit, the Owner may not surrender the Policy on which the Benefit has been paid.

ELIGIBILITY

The following conditions must be met prior to any Accelerated Benefit Payment

- The Policy must be in force on the date the Owner's request for the benefit is approved.

- SBL must receive written proof, acceptable to SBL, that the Insured's life expectancy is 12 months or less from the date of the written request for the Rider Benefit. Proof must be certified by a licensed physician. SBL reserves the right to obtain a second opinion form a licensed physician of SBL's choice at SBL's expense.

For purposes of this requirement, licensed physician means a medical doctor licensed in the United States who:

     -  is practicing within the scope of that license;
     -  is not the Insured or related to the Insured;
     -  is not the Owner or related to the Owner; and
     -  is not the Beneficiary or related thereto.

- Owner must apply in writing for the Rider benefit on a form supplied by SBL.

- Written consent from any beneficiary is required in order to apply for such Benefit.

- Written consent from the Owner's spouse in community property states is required in order to apply for such Benefit.

-    Written consent from any assignee must be obtained.

INCONTESTABILITY

This Rider is subject to the incontestability provision of the base Policy to which it is attached.

EFFECTIVE DATE

This Rider is effective on the issue date specified.

GENERAL PROVISIONS

SBL may charge an administrative charge, not to exceed $200. This charge will be deducted from the Requested Amount.

SBL will provide a claim form to the Owner within ten (10) business days of receipt be SBL of a request for this Benefit.

SBL will issue an Endorsement to policy Specifications when an Accelerated Benefit is paid under this rider.

SBL reserves the right to make any change to the provisions of this Rider to comply with, or give the Owner the benefit of, any federal or state statute, rules or regulation. This includes, but is not limited to, requirements relating to life insurance contracts under the IRS code or the laws of any state. SBL will provide the Owner with a copy of any such change and will also file such change with the insurance regulatory officials of the state in which the contract is delivered.

TERMINATION

This Rider will cease:

-    on the Owner's request;
-    on lapse or termination of the Policy; or
-    when an Accelerated Benefit is paid under this Rider.

                                         SECURITY BENEFIT LIFE INSURANCE COMPANY

                                         ROGER K. VIOLA
                                         Secretary